Exhibit 5

Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN 55402-2015
Tel: 612-349-8500 Fax: 612-339-4181
www.rkmc.com

May 2, 2006

Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

                This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of up to 3,599,500 shares of the Common Stock, par value $0.01 per share (the “Shares”), of Golf Galaxy, Inc. (the “Company”), of which 307,584 are being offered by the Company (the “Company Shares”) and up to 3,291,916 are being offered by certain shareholders of the Company (the “Shareholder Shares”).

                We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon signed copies of the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals of all documents submitted to us as copies.

                We express no opinion as to the applicability of, compliance with or effect of the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America.

                Based upon the foregoing, we are of the opinion that:

                1.             The Company is a corporation duly organized and existing under the laws of the State of Minnesota.

                2.             The Company Shares have been authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor as contemplated in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

                3.             The Shareholder Shares have been legally and validly issued and are fully paid and nonassessable.

                This opinion letter is issued as of the date hereof and is limited to the laws in effect as of the date hereof, and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

                We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

Yours very truly,

/s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.